Exhibit 99.1

Revance Releases Fourth Quarter and Full Year 2016 Results
- Cash and investments of $185.5 million as of December 31, 2016-

NEWARK, Calif., February 27, 2017 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a biotechnology company developing botulinum toxin products for use in aesthetic and therapeutic indications, today announced results for the fourth quarter and full year ended December 31, 2016.

Recent Highlights and Upcoming Milestones

•
Presented clinical data for RT002 injectable at TOXINS 2017, the third International Neurotoxin Association Conference in Madrid, Spain. The podium presentations and poster abstracts highlighted the safety, efficacy and duration-of-effect results for RT002 injectable in the treatment of glabellar lines and cervical dystonia.

•	Presented safety, efficacy, and duration of effect data from the BELMONT Phase 2 study of RT002 injectable at the 19th annual IMCAS (International Master Course on Aging Skin) World Congress.

•	Clinical Development for DaxibotulinumtoxinA for Injection (RT002)

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Announced subject dosing in the Phase 3 program of RT002 for the treatment of glabellar (frown) lines, comprised of two pivotal trials and a long-term safety trial. Revance plans to report topline results from both pivotal trials in the fourth quarter of 2017.

◦
Reported positive interim results from the Phase 2 open-label, sequential, dose-escalating study of RT002 for the treatment of cervical dystonia. RT002 injectable appeared to be generally safe and well-tolerated, displayed clinically significant impact on cervical dystonia signs and symptoms, and subjects in the first completed cohort (n=12) achieved median duration of effect of at least 24 weeks. Revance expects to report 24-week Phase 2 results in the second quarter of 2017.

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Initiated Phase 2 trial to evaluate the safety and efficacy of RT002 in reducing the signs and symptoms of plantar fasciitis. The trial is actively enrolling and Revance expects to report results in the second half of 2017.

“The fourth quarter was highly productive for Revance. We announced compelling subject response rates and duration of effect interim data reported from our Phase 2 study for RT002 in cervical dystonia, plus the initiation of patient enrollment for two additional clinical programs evaluating RT002 injectable,” said Dan Browne, President and Chief Executive Officer at Revance. “We are actively enrolling patients in clinical trials and expect a news-rich 2017. Our clinical programs are designed to further demonstrate that RT002 injectable has potential to be the first neuromodulator to provide long duration and increased response rates. Furthermore, we believe RT002 injectable has the potential to provide patients with a significant improvement in quality of life, particularly in treating debilitating conditions such as cervical dystonia and plantar fasciitis.”
Summary Financial Results
Research and development expenses for the fourth quarter and full year ended December 31, 2016 were $12.5 million and $50.4 million, respectively, compared to $15.0 million and $47.5 million for the same periods in 2015, respectively. The decrease in research and development expenses for the quarter is primarily attributable to a decrease in preclinical trial activities and outside services offset by increased personnel costs. The increase in research and development expenses for the annual period is primarily attributed to personnel costs, manufacturing activities, preclinical and clinical studies for RT002 injectable, and the acquisition of botulinum toxin-related patents and patent applications. These increases were offset primarily by a decrease in clinical trial activities for RT001 topical.
General and administrative expenses for the fourth quarter and full year ended December 31, 2016 were $7.1 million and $29.1 million, respectively, compared to $6.9 million and $25.1 million for the same periods in 2015, respectively. The increase in general and administrative expenses is primarily attributable to increased costs related to personnel, marketing activities, and legal matters, offset by a decrease in outside services.

Total operating expenses for the fourth quarter and full year ended December 31, 2016 were $26.7 million and $88.5 million, respectively, compared to $21.9 million and $72.6 million for the same periods in 2015, respectively. Operating expenses for the fourth quarter and full year ended December 31, 2016 include non-cash impairment charges related to RT001 topical manufacturing equipment of $7.1 million and $9.1 million, respectively. Stock-based compensation for the fourth quarter and full year ended December 31, 2016 was $3.0 million and $12.0 million, respectively. When excluding depreciation and stock-based compensation, total operating expenses for the fourth quarter and full year ended December 31, 2016 were $23.4 million and $75.1 million, respectively.
Net loss for the fourth quarter and full year ended December 31, 2016 was $26.8 million and $89.3 million, respectively, compared to $22.1 million and $73.5 million for the same periods in 2015, respectively.
Cash and investments as of December 31, 2016 were $185.5 million.
2017 Financial Outlook
Revance reiterates its financial guidance provided in January 2017. Revance expects cash burn for 2017 to be in the range of $102 to $112 million. Revance expects 2017 GAAP operating expense to be in the range of $108 to $119 million, which when excluding depreciation of $1 to $2 million and estimated stock-based compensation of $13 to $15 million, results in projected 2017 non-GAAP operating expense of $94 to $102 million. With three clinical programs underway, Revance anticipates 2017 GAAP research and development expense to be in the range of $75 to $83 million, which when excluding depreciation of $1 to $2 million and estimated stock-based compensation of $5 to $6 million, results in projected 2017 non-GAAP research and development expense of $69 to $75 million.
Conference Call

Individuals interested in listening to the conference call today, February 27, at 1:30pm PT/4:30pm ET may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 57631373; or from the webcast link in the investor relations section of the Company's website at: http://investors.revance.com/index.cfm.

A replay of the call will be available beginning today at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on February 28. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference conference ID: 57631373. The webcast will be available in the investor relations section on the Company's website for 30 days following the completion of the call.
About Revance Therapeutics, Inc.
Revance, a Silicon Valley-based biotechnology company, is committed to the advancement of remarkable science. The company is developing a portfolio of products for aesthetic medicine and underserved therapeutic specialties, including dermatology, orthopedics and neurology. Revance’s science is based upon a proprietary peptide technology, which when combined with active drug molecules, may help address current unmet needs. Revance’s initial focus is on developing daxibotulinumtoxinA, the company’s highly purified botulinum toxin, for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles and muscle movement disorders.

The company’s lead drug candidate, DaxibotulinumtoxinA for Injection (RT002), is currently in development for the treatment of glabellar lines, cervical dystonia and plantar fasciitis with the potential to be the first long-acting neuromodulator. The company holds worldwide rights for all indications of RT002 injectable and RT001 topical and the pharmaceutical uses of its proprietary peptide technology platform. More information on Revance may be found at www.revance.com.

“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics' 2017 Financial Outlook and other financial performance, the process and timing of, and ability to complete, current and anticipated future clinical development of our investigational drug product candidates, including but not limited to initiation and design of clinical studies for current and future indications, related results and reporting of such results; statements about our business strategy, timeline and other goals and market for our anticipated products, plans and prospects; and statements about our ability to obtain regulatory approval; and potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance's periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed November 4, 2016. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.
Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. This release and the reconciliation tables included herein include total non-GAAP operating expense and non-GAAP R&D expense, both of which exclude depreciation and stock-based compensation. Revance excludes depreciation costs and stock-based compensation expense because management believes the exclusion of these items is helpful to investors to evaluate Revance's recurring operational performance. Revance management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
Contacts
Investors:
Revance Therapeutics
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Burns McClellan
Ami Bavishi
(212) 213-0006
abavishi@burnsmc.com

Trade Media:
Nadine Tosk
(504) 453-8344
nadinepr@gmail.com

REVANCE THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	As of December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$63,502	$201,615
Short-term investments	122,026	50,688
Restricted cash, current portion	—	35
Prepaid expenses and other current assets	7,167	1,625
Total current assets	192,695	253,963
Property and equipment, net	10,585	19,708
Long-term investments	—	1,751
Restricted cash, net of current portion	580	400
Other non-current assets	500	—
TOTAL ASSETS	$204,360	$275,822
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,754	$2,657
Accruals and other current liabilities	12,418	6,245
Financing obligations, current portion	3,475	3,135
Total current liabilities	19,647	12,037
Financing obligations, net of current portion	1,872	5,346
Derivative liabilities associated with Medicis settlement	2,022	1,414
Deferred rent	3,648	3,773
Other non-current liabilities	100	—
TOTAL LIABILITIES	27,289	22,570
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of December 31, 2016 and 2015; 28,648,954 and 28,288,464 shares issued and outstanding as of December 31, 2016 and 2015, respectively	29	28
Additional paid-in capital	598,630	585,537
Accumulated other comprehensive loss	(45)	(40)
Accumulated deficit	(421,543)	(332,273)
TOTAL STOCKHOLDERS’ EQUITY	177,071	253,252
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$204,360	$275,822

REVANCE THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$75	$75	$300	$300
Operating expenses:
Research and development	12,530	14,956	50,381	47,529
General and administrative	7,100	6,905	29,075	25,088
Loss on impairment	7,111	—	9,059	—
Total operating expenses	26,741	21,861	88,515	72,617
Loss from operations	(26,666)	(21,786)	(88,215)	(72,317)
Interest income	230	87	1,170	231
Interest expense	(225)	(356)	(1,082)	(1,190)
Changes in fair value of derivative liabilities associated with the Medicis settlement	(13)	67	(608)	127
Other expense, net	(128)	(106)	(535)	(327)
Net loss	(26,802)	(22,094)	(89,270)	(73,476)
Unrealized loss on available for sale securities	(61)	(50)	(5)	(40)
Comprehensive loss	$(26,863)	$(22,144)	$(89,275)	$(73,516)
Net loss attributable to common stockholders:
Basic and Diluted	$(26,802)	$(22,094)	$(89,270)	$(73,476)
Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.95)	$(0.83)	$(3.18)	$(3.02)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders:
Basic and Diluted	28,201,880	26,460,955	28,114,784	24,340,466

Revance Therapeutics, Inc.
2016 Financial Results

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands)

	Quarter Ended December 31, 2016	Year Ended December 31, 2016
Operating expense:
GAAP operating expense	$26,741	$88,515
Adjustments:
Stock-based compensation	(2,969)	(11,953)
Depreciation	(377)	(1,445)
Non-GAAP operating expense	$23,395	$75,117

Revance Therapeutics, Inc.
2017 Financial Guidance

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands)

	Fiscal Year
	2017
	Low	High
Operating expense:
GAAP operating expense	$108,000	$119,000
Adjustments:
Stock-based compensation	(13,000)	(15,000)
Depreciation	(1,000)	(2,000)
Non-GAAP operating expense	$94,000	$102,000

Reconciliation of GAAP R&D Expense to Non-GAAP R&D Expense
(In thousands)

	Fiscal Year
	2017
	Low	High
R&D expense:
GAAP R&D expense	$75,000	$83,000
Adjustments:
Stock-based compensation	(5,000)	(6,000)
Depreciation	(1,000)	(2,000)
Non-GAAP R&D expense	$69,000	$75,000